Exhibit 10.2

SUBLEASE

Schwartz Communications, Inc., a Massachusetts corporation, with a place of business at 230 Third Avenue, Waltham, Massachusetts 02451 (“Sublessor”), and Oxigene, Inc., a Delaware corporation, with a place of business at 230 Third Avenue, Waltham, Massachusetts 02451 (“Sublessee”), make this Sublease as of March 16, 2004.

Preliminary Statement

Sublessor is tenant under a Lease dated August 1, 1996 by and between Sublessor and Prospect Hill Executive Office Park (“Original Lessor”), a Massachusetts limited partnership, as landlord, as amended by (i) First Amendment of Lease dated as of November 7, 1997 by and between Sublessor and Original Lessor (“First Amendment”), (ii) Second Amendment of Lease dated as of May 21, 1998 by and between Sublessor and The Realty Fund III, L.P., a Delaware limited partnership (“Lessor”), as successor in interest to Original Lessor (“Second Amendment”), (iii) Third Amendment of Lease dated as of December 15, 1998 by and between the Sublessor and Lessor (“Third Amendment”), (iv) Fourth Amendment of Lease dated as of September 28, 1999 by and between the Sublessor and Lessor (“Fourth Amendment”), and (v) Fifth Amendment of Lease by and between Sublessor and Lessor (“Fifth Amendment”) (the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment shall be collectively referred to herein as the “Amendments”; said Lease, as so amended by the Amendments shall be referred to herein as the “Lease” and is attached hereto as Exhibit A), with respect to premises (the “Premises”) consisting of approximately 50,202 rentable square feet on the first, fourth and fifth floors of the building commonly known as 230 Third Avenue, Waltham, Massachusetts (the “Building”), as more particularly described in the Lease. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease.

Sublessor desires to sublet to Sublessee, and Sublessee desires to accept from Sublessor, a portion of the Premises consisting of approximately 3,300 rentable square feet (“Total Rentable Area of Subleased Premises”) on the fifth floor of the Building and shown on Exhibit B attached to this Sublease (the “Subleased Premises”), on the terms and conditions set forth in this Sublease. The Subleased Premises are fully demised from the Premises.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. Subleased Premises. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Subleased Premises subject to the terms and conditions of this Sublease. To the extent Sublessor has rights to the same under the Lease, Sublessee shall have, as appurtenant to the Subleased Premises, rights to use in common with others entitled thereto, Common Property and any common areas of the Building and the Property. Sublessor shall deliver the Subleased Premises to Sublessee on the Commencement Date (as hereinafter defined) in such “AS IS, WHERE IS” condition as exists on the date delivered to Sublessee, free of all occupants other than Sublessee. Upon acceptance of possession of the Subleased Premises by

Sublessee in accordance with the terms hereof, Sublessee shall conclusively be deemed to have accepted the Subleased Premises in the condition delivered and to have acknowledged that the same are in good condition and satisfactory to Sublessee in all respects and Sublessor has no obligation to make any improvements to such portion of the Sublease Premises. Sublessee acknowledges that Sublessor has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Sublessee’s purposes, except as expressly set forth in this Sublease.

2. Term. The term of this Sublease (the “Sublease Term”) shall commence one day after the date on which Sublessor and Sublessee receive the consent of the Lessor in accordance with Paragraph 18 of this Sublease (the “Commencement Date”) and shall terminate on September 30, 2005 (the “Termination Date”), or such sooner date upon which the Sublease Term may expire or terminate under this Sublease or pursuant to law. Promptly following the final determination of the Commencement Date and upon request of Sublessor, Sublessor and Sublessee shall jointly execute a written declaration specifying the actual Commencement Date.

3. Use. Sublessee shall use and occupy the Subleased Premises only for the use permitted under the Lease (the “Permitted Uses”). Sublessee shall also comply with all laws governing or affecting Sublessee’s use of the Subleased Premises, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Uses comply with such laws.

4. Monthly Base Rent. Commencing on the date that is thirty (30) days following the Commencement Date (the “Rent Commencement Date”), Sublessee shall pay to Sublessor rent at an annual rate of $52,800.00 (“Base Rent”), in equal monthly installments of $ 4,400.00 (“Monthly Rent Payments”), on the first day of each calendar month during the Sublease Term. If the Rent Commencement Date occurs on any day other than the first day of a calendar month, the Monthly Rent Payment for such partial month shall be prorated at the rate of 1/30 of the Monthly Rent Payment for each day in such partial month occurring after the Rent Commencement Date. The Base Rent shall be paid to Sublessor at its offices located at 230 Third Avenue, Waltham, Massachusetts 02451, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement. The first full Monthly Rent Payment shall be delivered to Sublessor by Sublessee upon execution of this Sublease by Sublessee and shall be applied by Sublessor on account of Sublessee’s first Monthly Rent Payment due hereunder. If the first month of the Sublease Term is a partial month, then any remaining portion of the full Monthly Rent Payment deposited with Sublessor on execution hereof shall be applied to the next payment due and Sublessee’s second Monthly Rent Payment shall be appropriately credited, All sums due under this Sublease other than Base Rent shall be deemed “Additional Rent”.

5. Operating Costs and Taxes: Electricity. Sublessee shall have no obligation to pay any increases in Taxes (“Tax Excess”) or Operating Costs (“Operating Cost Excess”) during the term of this Sublease. Sublessee shall pay Sublessor, as additional rent, an annual electricity charge in the amount of $1.25 per rentable square foot (“Electricity Charge”). The Electricity Charge of shall be payable in monthly installments of $343.75 and shall be due and payable with Sublessee’s Monthly Rent Payment. If the Rent Commencement Date occurs on any day other than the first day of a calendar month, the monthly Electricity Charge for such partial month shall be prorated at the rate of 1/30 of the monthly Electricity Charge for each day in such partial month occurring after the Rent Commencement Date. At Sublessor’s option, and at any point during the Sublease Term, Sublessor may elect to separately meter the consumption of electricity at the Subleased Premises at Sublessor’s cost and expense. In the event the Subleased Premises does become separately metered during the Sublease Term, Sublessee shall pay for all electricity consumed within the Subleased Premises during the Sublease Term. Sublessee’s obligations hereunder shall survive the expiration or earlier termination of this Sublease as provided under the Lease.

6. Security Deposit. Upon execution of this Sublease, Sublessee shall pay to Sublessor the sum of $4,400.00 (the “Security Deposit”) as security for the full and timely payment and performance of Sublessee’s obligations under this Sublease. If Sublessee fails to pay or perform in a full and timely manner any of its obligations under this Sublease, Sublessor after providing Sublessee with a written notice to such effect and a period of 14 days to cure, may apply all or any portion of the Security Deposit toward curing any such failure and compensating Sublessor for any expenses arising from such failure. If Sublessor so applies any portion of the Security Deposit, Sublessee shall immediately pay to Sublessor the amount necessary to restore the Security Deposit to its original amount, and failure to do so shall automatically be deemed an event of default without the need for additional notice and/or cure periods. Sublessor may commingle the Security Deposit with Sublessor’s funds and shall not be obligated to pay interest on the Security Deposit to Sublessee. At the end of the Sublease Term, the Security Deposit (or any balance thereof after Sublessor has applied all or any portion of the Security Deposit to which Sublessor is entitled) shall be returned by the Sublessor to the Sublessee within no later than thirty (30) days from the termination date or such later date as Sublessee delivers the Subleased Premises in the manner and the condition required hereunder. If Sublessor assigns its interest in this Sublease and transfers the Security Deposit (or any balance thereof) to its assignee and such assignee acknowledges in writing to Sublessee that it is holding such Security Deposit (or any balance thereof) under the terms of this Sublease, Sublessee shall look only to such assignee for the application and return of the Security Deposit.

7.	Subordination to Lease.

(a) This Sublease is subject and subordinate to the terms and conditions of the Lease and Sublessor does not purport to convey, and Sublessee does not hereby take, any greater rights in the Subleased Premises than those accorded to or taken by Sublessor as tenant under the Lease. Sublessee shall not cause a default under the Lease or permit its employees, agents, contractors or invitees to cause a default under the Lease. If the Lease terminates before the end of the Sublease Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination, except if the Lease terminates due to a default by Sublessor under the Lease (which is not caused, in whole or in part, by Sublessee’s default), Sublessor shall be liable to Sublessee only for direct damages arising out of such termination.

(b) Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Landlord”, “Tenant”, “Tenant’s Address”, “Leased Premises”, “Lease”, “Term or Term of Lease”, “Minimum Annual Rent”, “Minimum Monthly Rent Installments”, “Commencement Date”, “Broker”, “Total Rentable Area of Leased Premises”, “Termination Date”, “Tenant’s

Parking Spaces”, and “Security Deposit” shall be deemed to refer, respectively, to Sublessor, Sublessee, Sublessee’s Address, Subleased Premises, Sublease, Sublease Term, Base Rent, Monthly Rent Payments, Commencement Date, Broker, Total Rentable Area of Subleased Premises, Termination Date, Sublessee’s Parking Spaces, and Security Deposit, as defined in this Sublease. Provided however, that in the event of a conflict or ambiguity between the provisions of the Lease and the provisions of this Sublease, the provisions of this Sublease shall govern and control. To the extent incorporated into this Sublease, Sublessee shall perform the obligations of the Sublessor, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublessor, as sublandlord under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Lessor, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Lessor, as landlord under the Lease, including, without limitation, any obligation to provide services, perform maintenance or repairs, or maintain insurance, and Sublessee shall seek such performance and obtain such services solely from the Lessor; (ii) Sublessor shall not be bound by any representations or warranties of the Lessor under the Lease; (iii) in any instance where the consent of Lessor is required under the terms of the Lease, the consent of Sublessor (not to be unreasonably withheld) and Lessor shall be required; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Lessor’s performance of its obligations, as landlord under the Lease, nor shall Sublessee be entitled to terminate this Sublease or abate the Base Rent due hereunder. Sublessor agrees, however, that in the event that Landlord shall fail to provide the services or perform the obligations to be provided or performed by it pursuant to the terms of the Lease, Sublessor shall, upon written notice from Sublessee, make such demand upon Landlord as Sublandlord is entitled to make pursuant to the terms of the Lease, and shall otherwise reasonably cooperate with Sublessee including bringing legal action (provided such cooperation shall not require the expenditure of funds) to enforce Landlord’s obligations, provided that Sublessee holds Sublessor harmless from and against any loss, cost, damages or liability on account thereof.

(c) Notwithstanding any contrary provision of this Sublease, the following terms and conditions of the Lease are not incorporated as provisions of this Sublease:

Sections 1, 2(A), 3, 4(A), 5, 6, 8(A)(5)(a) and (c) and 9(P); the last sentence of Section 11(A); Section 17; the last sentence of Section 18: Sections 22, 23 and 26; all the Exhibits except Exhibits C and F; and the Amendments, except paragraph 11, of the Fifth Amendment.

(d) Notwithstanding any contrary provision of this Sublease, (i) in any instances where Lessor, as landlord under the Lease, has a certain period of time in which to notify Sublessor, as tenant under the Lease, whether Lessor will or will not take some action, Sublessor, as landlord under this Sublease, shall have an additional two-day period after receiving such notice in which to notify Sublessee, (ii) in any instance where Sublessor, as tenant under the Lease, has a certain period of time in which to notify Lessor, as landlord under the Lease, whether Sublessor will or will not take some action, Sublessee, as tenant under this Sublease, must notify Sublessor, as landlord under this Sublease, at least two business days before the end of such period, but in no event shall Sublessee have a period of less than two days in which so to notify Sublessor unless the period under the Lease is two days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease, and (iii) in any instance where a specific grace period is granted to Sublessor, as tenant under the

Lease, before Sublessor is considered in default under the Lease, Sublessee, as tenant under this Sublease, shall be deemed to have a grace period which is three days less than Sublessor before Sublessee is considered in default under this Sublease, but in no event shall any grace period be reduced to less than two days unless the period under the Lease is two days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease.

(e) Sublessor agrees to request, upon notice thereof from Sublessee, any necessary consent of or performance by Landlord. Subtenant shall reimburse Sublessor for any reasonable costs incurred in connection with Sublessor’s request.

(f) Sublessor shall not relocate Sublessee to substitute premises unless such relocation is the result of Landlord’s exercising its right under paragraph 11 of the Fifth Amendment to Lease and Landlord is seeking to relocate Sublessor, as Tenant under the Lease, from the Subleased Premises to substitute space.

8. Insurance. (a) During the Sublease Term, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Section 9(H) of the Lease. All insurance policies shall name Lessor and Sublessor as additional insureds and loss payees and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Lessor and Sublessor. Sublessee shall promptly pay all insurance premiums and shall provide Sublessor with policies or certificates evidencing such insurance prior to entering the Subleased Premises. (b) Insofar as, and to the extent that, the following provision shall not make it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom), Sublessor and Sublessee: (i) mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from, and forever waives, any and all claims with respect to such loss, but only to the extent of the limits of insurance carried with respect thereto, less the amount of any deductible; and (ii) mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other.

9. Indemnification/Default by Sublessee. Sublessee agrees to protect, defend, indemnify and hold Sublessor harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, (other than those arising solely from any negligence or willful misconduct of Sublessor or its agents or employees in or about Subleased Premises), arising or resulting from: (i) the conduct or management of or from any work or thing whatsoever done in or about the Subleased Premises during the Sublease Term or any period which Sublessee may occupy the same; (ii) any condition arising, and any injury to or death of persons, damage to property or other event occurring or resulting from an occurrence in or about the Subleased Premises during the term hereof; (iii) any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or (iv) from any negligent act, omission or willful misconduct on the part of Sublessee or any or its agents, employees, licensees, invitees or assignees which are related to the Sublease hereunder. Sublessee further agrees to protect, defend, indemnify and hold Sublessor harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. In the event of a default by Sublessee in the full and timely performance of its obligations under the Sublease, including, without limitation, its obligation to pay Base Rent, Sublessor shall have all of the rights and remedies available to “Landlord” under the Lease as though Sublessor were “Landlord” and Sublessee were “Tenant”, including without limitation the rights and remedies set forth in Sections 13, 14, 15 and 16 of the Lease.

10. Alterations. Notwithstanding any provisions of the Lease incorporated herein to the contrary, Sublessee shall not make any alterations, improvements or installations in the Subleased Premises without in each instance obtaining the prior written consent of both Lessor, which shall be granted or withheld in accordance with the Lease, and Sublessor, which shall not be unreasonably withheld. If Sublessor and Lessor consent to any such alterations, improvements or installations, Sublessee shall perform and complete such alterations, improvements and installations at its expenses, in compliance with applicable laws and in compliance with Section 9(C) of the Lease and other applicable provisions of the Lease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of both Lessor and Sublessor, Sublessor may remove such alterations, improvements or installations, restore the Subleased Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration.

11. Brokers. Sublessor and Sublessee each represent and warrant to the other that it has not dealt with any broker other than Grubb & Ellis Company and CB Richard Ellis/Whittier Partners (collectively, the “Broker”) in connection with the consummation of this Sublease. Sublessor and Sublessee each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence. Sublessor shall be solely responsible for the payment of any brokerage or other commission or payment due to the Broker.

12. Notices. All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Lessor which shall be given in accordance with Section 22 of the Lease) upon the earlier of (i) receipt at the address set forth below by the party being served, or (ii) two days after being sent to address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one day after being sent to address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt. A notice given on behalf of a party hereto by its attorney shall be deemed a notice from such party.

If to Lessor:	As required under the Lease.

If to Sublessor:	At the address set forth in the opening paragraph of this Sublease,
Attention: Ms. Joni Herson

With a copy to:	Testa, Hurwitz & Thibeault
High Street Tower, 125 High Street
Boston Massachusetts 02110
Attention: Real Estate Department

If to Sublessee:	At the address set forth in the opening paragraph of this Sublease,
Attention: James Murphy (“Sublessee’ s Address”)

With a copy to:	Mintz Levin
One Financial Center
Boston, MA 02111
Attention: Jeffrey M. Wiesen, Esq.

Either party may change its address for notices and demands under this Lease by notice to the other party.

13. Parking. Sublessee shall have the exclusive use of 10 of Sublessor’s unreserved, unassigned parking spaces (“Sublessee’s Parking Spaces”) throughout the Sublease Term, subject to the terms and conditions of the Lease.

14. Signage. Subject to the terms and conditions of the Lease and Lessor consent thereto, and at the sole cost and expense of Sublessee, Sublessee shall have the right to Sublessee’s Share of all signage available to Sublessor as tenant under the Lease.

15. Furniture. At no additional charge to Sublessee, and at Sublessee’s sole risk, Sublessee shall be permitted to use some or all of the furniture which has been shown to the Sublessee and which remains in the Subleased Premises on the Commencement Date (the “Furniture”) during the Sublease Term. Within ten (10) days of the Commencement Date, Sublessee shall provide Sublessor with a written list as to what Furniture Sublessee desires to utilize during the Sublease Term (the “Furniture List”). Sublessor shall thereafter promptly remove any Furniture within the Subleased Premises not identified on the Furniture List. Sublessee accepts the Furniture in its “AS-IS” “WHERE IS” condition, WITH ALL FAULTS, IF ANY, and Sublessor makes no representations or warranties regarding the Furniture, direct or indirect, oral or written, express or implied, as to the merchantability, condition or fitness for a particular purpose or any other warranty of any kind, all of which representations and warranties are expressly hereby disclaimed and denied.

16. Entire Agreement. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Subleased Premises and may be amended or modified only by written instruments executed by both Sublessor and Sublessee.

17. Authority. Sublessor and Sublessee each represent and warrant to the other that the individual(s) executing and delivering this Sublease on its behalf is/are duly authorized to do so and that this Sublease is binding on Sublessee and Sublessor in accordance with its terms. Simultaneously with the execution of this Sublease, Sublessee shall deliver evidence of such authority to Sublessor in a form reasonably satisfactory to Sublessor.

18. Condition Precedent. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease (other than those obligations which arise hereunder prior to the Commencement Date), are subject to the condition that Lessor consent to the subleasing of the Subleased Premises to the extent required under the Lease, and this Sublease shall be effective only upon the receipt by Sublessor of such consent. Sublessee agrees to join such consent if so requested by Lessor in the form requested by Lessor, but Sublessee shall not be responsible for the payment of any fees in connection with such request. In the event such consent is not received by April 1, 2004, either Sublessor or Sublessee shall have the right to rescind its execution of this Sublease by written notice to the other party, and upon exercise of such right, this Sublease shall be void and the installment of Base Rent and the Security Deposit which are paid on Sublessee’s execution of this Sublease shall be immediately returned to Sublessee.

19. Holdover. Upon the expiration of the Sublease Term or earlier termination of this Sublease, Sublessee covenants to quit and surrender to Sublessor the Subleased Premises, broom clean, in such order and condition as is required under the Lease at the expiration of the Lease term, ordinary wear and tear and damage by fire or other casualty excepted, and at Sublessee’s expense, to remove all property of Sublessee. Any property not so removed shall be deemed to have been abandoned by Sublessee and may be retained or disposed of at Sublessee’s expense by Sublessor, as Sublessor shall desire. If Sublessee or any of its property remains on the Sublease Premises beyond the expiration or earlier termination of this Sublease, such holding over shall not be deemed to create any tenancy at will, but the Sublessee shall be a tenant at sufferance only and shall pay rent at a daily rate equal to one and one-half times the Rent due under the Sublease, and other charges due thereunder and shall, in addition, perform and observe all other obligations and conditions to be performed or observed by Sublessee hereunder. In addition, Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, loss, cost, damage and expenses suffered or incurred by Sublessor arising out of or resulting from any failure on the part of Sublessee to yield up the Subleased Premises when and as required under this Sublease. The foregoing shall survive the expiration or early termination of this Sublease.

20. Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. A facsimile transmission of a signed counterpart of this Sublease shall be sufficient to bind the party or parties whose signature(s) appear on them.

21. Not an Offer. The submission of an unsigned copy of this Sublease to Sublessee for Sublessee’s consideration does not constitute an offer to sublease the Subleased Premises. This Sublease shall become binding only upon the execution and delivery of this Sublease by Sublessor and Sublessee, subject to Paragraph 18 above.

22. Sublessor’s Representations and Warranties. Sublessor represents to Sublessee that the following are true and correct as of the date hereof:

(i)	except as indicated herein, the Lease is unmodified, and Sublessor’s leasehold estate with respect to the Subleased Premises has not been assigned, mortgaged, pledged, encumbered, or otherwise transferred or sublet, in whole or in part;

(ii)	the Lease evidences the written agreement with respect to the Subleased Premises between Sublessor and Landlord and the copy thereof provided to Sublessee is true, accurate and complete;

(iii)	all rent and additional rent billed to date and payable by Sublessor under the Lease has been paid;

(iv)	Sublessor has received no written notice from Landlord of default by Sublessor under the Lease which remains uncured;

(v)	Sublessor and, to Sublessor’s knowledge, Landlord are not in default under the Lease; and

(vi)	the current Termination Date under the Lease is September 30, 2005.

23. Covenant of Quiet Enjoyment. Sublessee, subject to the terms and provisions of this Sublease, on payment of the Monthly Rent or Additional Rent, and subject to observing, keeping and performing all of the other terms and provisions of this Sublease on Sublessee’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Subleased Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Sublessor to have title to the Subleased Premises superior to Sublessee; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied. Provided Sublessee is not in default under this Sublease, Sublessor shall not amend or modify the Lease in a manner that adversely affects Sublessee’s rights hereunder.

24. Indemnification by Sublessor. Sublessor shall indemnify, defend and hold harmless Sublessee, Landlord and their respective partners, agents, employees, mortgagees or contractors from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees and disbursements) arising from or in connection with the Sublandlord’s conduct at the Subleased Premises or any condition created in or about the Subleased Premises during the Term, or any alleged act, omission or negligence by Sublessor or its partners, employees, agents or contractors, or any accident, injury or damage whatever occurring in, at, or upon the Subleased Premises or any breach or default by Sublessor in the full performance of Sublessor’s obligations under this Sublease.

25. Surrender of Subleased Premises. Upon the Termination Date or earlier termination of the Sublease Term, Sublessee shall peaceably quit and surrender to Sublessor the Subleased Premises in neat and clean condition and in good order, condition and repair, excepting ordinary wear and tear and damage by fire or other casualty. Sublessee shall remove all of Subtenant’s property on or before the Termination Date. Sublessee shall not be responsible for the removal of any Furniture from the Subleased Premises.

IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.

OXIGENE, INC.		SCHWARTZ
COMMUNICATIONS, INC.

By:	/s/ Frederick W. Driscoll	By:	/s/ Steven Schwartz
Name:	Frederick W. Driscoll	Name:	Steven Schwartz
Title:	President & CEO	Title:	President

10